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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE:


ASSISTED LIVING CONCEPTS, INC. MAKES INTEREST PAYMENT ON DEBENTURES; ENTERS CONFIDENTIALITY AND STANDSTILL AGREEMENT WITH CERTAIN DEBENTURE HOLDERS


PORTLAND, OR, MAY 24, 2001 -- Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services ("ALC" or the "Company"), announced today that it has paid $4.7 million of interest due May 1, 2001 on its two series of convertible subordinated debentures (collectively, the "Debentures"). The Company had deferred this interest payment, and the holders of the Debentures would have had the right to declare a default and accelerate the full repayment of the Debentures, which in turn would have caused a breach of certain of the Company's other material obligations, had the Company failed to make this payment by May 31, 2001. The Company made the interest payment primarily in reliance upon representations by an unofficial committee of certain Debenture holders (the "Committee") that, after receipt of the interest payment, the Committee members would negotiate in good faith in an attempt to arrive at a mutually agreeable restructuring of the Debenture debt.

The Company also has entered into a confidentiality agreement and agreement to restrict trading of securities (the "Confidentiality Agreement") with the Committee, the holders of 64% of the outstanding principal amount of the Debentures. A total of approximately $162 million aggregate principal amount of Debentures is outstanding, with maturities of November 1, 2002 and May 1, 2003. The Company believes that the Confidentiality Agreement will facilitate negotiations with the Debenture holders concerning a restructuring of the Debentures.

If the Company reaches an agreement with Debenture holders, it is anticipated that the restructuring would be implemented through a "prenegotiated" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The Company drew $3 million under its line of credit with Heller Healthcare Finance, Inc. ("Heller") to fund a portion of the interest payment to the Debenture holders. The Company is continuing its negotiations with Heller to modify its line of credit.

This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including: the willingness of the members of the holders of a sufficient amount of the Debentures to agree to any such restructuring of the Debentures; prevailing and perceived economic conditions, both in general and with respect to the assisted living industry; factors that could affect the Company's performance, such as competition or regulatory restrictions; and other risks described in the Company's filings with

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the Securities and Exchange Commission. The inability of the Company to restructure its obligations (or any significant delay in effecting such restructuring) could have a material adverse affect upon the Company. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT INFORMATION:

Wm. James Nicol, Chairman, President and Chief Executive Officer
(503) 252-6233

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
(503) 408-5293